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                                                                      EXHIBIT 2


                          SELLER STOCK OPTION AGREEMENT


         STOCK OPTION AGREEMENT, dated as of October 4, 1999 (the "Agreement"), between EG&G, INC. a Massachusetts corporation (the "Grantee"), and VIVID TECHNOLOGIES, INC., a Delaware corporation (the "Grantor").

         WHEREAS, the Grantee, the Grantor and Venice Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Grantor ("Sub"), are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of Sub with and into the Grantee;

         WHEREAS, as a condition to its willingness to enter into the Merger Agreement, the Grantee has requested that the Grantor grant to the Grantee an option to purchase 2,000,012 shares of Common Stock, par value $.01 per share, of the Grantor (the "Common Stock"), upon the terms and subject to the conditions hereof; and

         WHEREAS, in order to induce the Grantee to enter into the Merger Agreement, the Grantor is willing to grant the Grantee the requested option.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

         1. THE OPTION; EXERCISE; ADJUSTMENTS; PAYMENT OF SPREAD.

            (a) Contemporaneously herewith the Grantee, Sub and the Grantor are entering into the Merger Agreement. Subject to the other terms and conditions set forth herein, the Grantor hereby grants to the Grantee an irrevocable option (the "Option") to purchase up to 2,000,012 shares of Common Stock (the "Shares") at a cash purchase price equal to $6.25 per Share (the "Purchase Price"). The Option may be exercised by the Grantee, in whole or in part, at any time, or from time to time, following the occurrence of one of the events set forth in
Section 2(c) hereof and prior to the termination of the Option in accordance with the terms of this Agreement.

            (b) In the event the Grantee wishes to exercise the Option, the Grantee shall send a written notice to the Grantor (the "Stock Exercise Notice") specifying a date (subject to the HSR Act (as defined below)) not later than 20 business days and not earlier than the next business day following the date such notice is given for the closing of such purchase. In the event of any change in the number of issued and outstanding

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shares of Common Stock by reason of any stock dividend, stock split, split-up, recapitalization, merger or other change in the corporate or capital structure of the Grantor, the number of Shares subject to this Option and the purchase price per Share shall be appropriately adjusted to restore to the Grantee its rights hereunder.

            (c) If at any time the Option is then exercisable pursuant to the terms of Section 1(a) hereof, the Grantee may elect, in lieu of exercising the Option to purchase Shares provided in Section 1(a) hereof, to send a written notice to the Grantor (the "Cash Exercise Notice") specifying a date not later than 20 business days and not earlier than 10 business days following the date such notice is given on which date the Grantor shall pay to the Grantee an amount in cash equal to the Spread (as hereinafter defined) multiplied by all or such portion of the Shares subject to the Option as Grantee shall specify. As used herein "Spread" shall mean the excess, if any, over the Purchase Price of the higher of (x) if applicable, the highest price per share of Common Stock (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by any person in an Alternative Transaction (as defined in the Merger Agreement) (the "Alternative Purchase Price") or (y) the closing price of the shares of Common Stock on the Nasdaq National Market on the last trading day immediately prior to the date of the Cash Exercise Notice (the "Closing Price"). If the Alternative Purchase Price includes any property other than cash, the Alternative Purchase Price shall be the sum of (i) the fixed cash amount, if any, included in the Alternative Purchase Price plus (ii) the fair market value of such other property. If such other property consists of securities with an existing public trading market, the average of the closing prices (or the average of the closing bid and asked prices if closing prices are unavailable) for such securities in their principal public trading market on the five trading days ending five days prior to the date of the Cash Exercise Notice shall be deemed to equal the fair market value of such property. If such other property consists of something other than cash or securities with an existing public trading market and, as of the payment date for the Spread, agreement on the value of such other property has not been reached, the Alternative Purchase Price shall be deemed to equal the Closing Price. Upon exercise of its right to receive cash pursuant to this Section 1(c), the obligations of the Grantor to deliver Shares pursuant to Section 3 shall be terminated with respect to such number of Shares for which the Grantee shall have elected to be paid the Spread.

         2. CONDITIONS TO DELIVERY OF SHARES. The Grantor's obligation to deliver Shares upon exercise of the Option or the Spread upon exercise of the Grantor's rights under Section 1(c) above is subject only to the conditions that:

            (a) No preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States prohibiting the delivery of the Shares shall be in effect; and


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            (b) Any applicable waiting periods under the Hart-Scott-Rodino
Antitrust Improvements Act of 1976 (the "HSR Act") shall have expired or been terminated; and

            (c) A proposal for an Alternative Transaction involving Grantor shall have been made on or after the date of this Agreement and prior to the date the Merger Agreement is terminated pursuant to the terms thereof (the "Merger Termination Date") and one or more of the following events shall have occurred on or after the date of the making of such proposal: (1) the requisite vote of the stockholders of Grantor in favor of the Seller Voting Proposal shall not have been obtained at the Seller Meeting (as such terms are defined in the Merger Agreement) or any adjournment or postponement thereof; (2) the Board of Directors of Grantor shall have failed to recommend approval of the Seller Voting Proposal in the Proxy Statement (as defined in the Merger Agreement) or shall have withdrawn or modified its recommendation of the Merger Agreement or the Merger; (3) the Board of Directors of Grantor shall have approved or recommended to the stockholders of Grantor an Alternative Transaction (as defined in the Merger Agreement); (4) a tender offer or exchange offer for 20% or more of the outstanding shares of Grantor Common Stock shall have been commenced (other than by Grantee or an affiliate of Grantee) and the Board of Directors of Grantor shall have recommended that the stockholders of Grantor tender their shares in such tender or exchange offer or within 10 days after such tender offer or exchange offer fails to recommend against acceptance of such offer or takes no position with respect to acceptance thereof; or (5) for any reason Grantor shall have failed to call and hold the Seller Meeting (as defined in the Merger Agreement) by the Outside Date (as defined in the Merger Agreement) (unless primarily due to acts or omissions of the Securities and Exchange Commission or the Grantee).

         3. THE CLOSING.

            (a) Any closing hereunder shall take place on the date specified by the Grantee in its Stock Exercise Notice or Cash Exercise Notice, as the case may be, at 10:00 A.M., local time, at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, or, if the conditions set forth in Section 2(a) or 2(b) have not then been satisfied, on the second business day following the satisfaction of such conditions, or at such other time and place as the parties hereto may agree (the "Closing Date"). On the Closing Date, (i) in the event of a closing pursuant to Section 1(b) hereof, the Grantor will deliver to the Grantee a certificate or certificates, duly endorsed (or accompanied by duly executed stock powers), representing the Shares in the denominations designated by the Grantee in its Stock Exercise Notice and the Grantee will purchase such Shares from the Grantor at the price per Share equal to the Purchase Price or
(ii) in the event of a closing pursuant to Section 1(c) hereof, the Grantor will deliver to the Grantee cash in an amount determined pursuant to Section 1(c) hereof. Any payment

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made by the Grantee to the Grantor, or by the Grantor to the Grantee, pursuant to this Agreement shall be made by certified or official bank check or by wire transfer of immediately available federal funds to a bank designated by the party receiving such funds.

            (b) The certificates representing the Shares may bear an appropriate legend relating to the fact that such Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act").

         4. REPRESENTATIONS AND WARRANTIES OF THE GRANTOR. The Grantor represents and warrants to the Grantee that (a) the Grantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to enter into and perform this Agreement; (b) the execution and delivery of this Agreement by the Grantor and the consummation by it of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Grantor and this Agreement has been duly executed and delivered by a duly authorized officer of the Grantor and constitutes a valid and binding obligation of the Grantor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles; (c) the Grantor has taken all necessary corporate action to authorize and reserve the Shares issuable upon exercise of the Option and the Shares, when issued and delivered by the Grantor upon exercise of the Option, will be duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights; (d) except as otherwise required by the HSR Act, the execution and delivery of this Agreement by the Grantor and the consummation by it of the transactions contemplated hereby do not require the consent, waiver, approval or authorization of or any filing with any person or public authority and will not violate, result in a breach of or the acceleration of any obligation under, or constitute a default under, any provision of any charter or by-law, indenture, mortgage, lien, lease, agreement, contract, instrument, order, law, rule, regulation, judgment, ordinance, decree or restriction by which the Grantor or any of its subsidiaries or any of their respective properties or assets is bound; and (e) no "fair price", "moratorium", "control share acquisition" or other form of antitakeover statute or regulation (including, without limitation, Section 203 of the Delaware General Corporation
Law) is or shall be applicable to the acquisition of Shares pursuant to this Agreement.

         5. REPRESENTATIONS AND WARRANTIES OF THE GRANTEE. The Grantee represents and warrants to the Grantor that (a) the execution and delivery of this Agreement by the Grantee and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Grantee and this Agreement has been duly executed and delivered by a duly authorized officer of

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the Grantee and will constitute a valid and binding obligation of Grantee; and
(b) the Grantee is acquiring the Option and, if and when it exercises the Option, will be acquiring the Shares issuable upon the exercise thereof for its own account and not with a view to distribution or resale in any manner which would be in violation of the Securities Act.

         6. LISTING OF SHARES; HSR ACT FILINGS; GOVERNMENTAL CONSENTS. Subject to applicable law and the rules and regulations of the Nasdaq National Market, the Grantor will promptly file an application to list the Shares on the Nasdaq National Market and will use its best efforts to obtain approval of such listing and to effect all necessary filings by the Grantor under the HSR Act; provided, however, that if the Grantor is unable to effect such listing on the Nasdaq National Market by the Closing Date, the Grantor will nevertheless be obligated to deliver the Shares upon the Closing Date. Each of the parties hereto will use its best efforts to obtain consents of all third parties and governmental authorities, if any, necessary to the consummation of the transactions contemplated.

         7. REGISTRATION RIGHTS.

            (a) In the event that the Grantee shall desire to sell any of the Shares within two years after the purchase of such Shares pursuant hereto, and such sale requires, in the opinion of counsel to the Grantee, which opinion shall be reasonably satisfactory to the Grantor and its counsel, registration of such Shares under the Securities Act, the Grantor will cooperate with the Grantee and any underwriters in registering such Shares for resale, including, without limitation, promptly filing a registration statement that complies with the requirements of applicable federal and state securities laws and entering into an underwriting agreement with such underwriters upon such terms and conditions as are customarily contained in underwriting agreements with respect to secondary distributions; provided that the Grantor shall not be required to have declared effective more than two registration statements hereunder and shall be entitled to delay the filing or effectiveness of any registration statement for up to 60 days if the offering would, in the judgment of the Board of Directors of the Grantor, require premature disclosure of any material corporate development or otherwise interfere with or adversely affect any pending or proposed offering of securities of the Grantor or any other material transaction involving the Grantor.

            (b) If the Common Stock is registered pursuant to the provisions of this Section 7, the Grantor agrees (i) to furnish copies of the registration statement and the prospectus relating to the Shares covered thereby in such numbers as the Grantee may from time to time reasonably request and (ii) if any event shall occur as a result of which it becomes necessary to amend or supplement any registration statement or

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prospectus, to prepare and file under the applicable securities laws such amendments and supplements as may be necessary, subject to the following two paragraphs, to keep available for at least 180 consecutive days a prospectus covering the Common Stock meeting the requirements of such securities laws, and to furnish the Grantee such numbers of copies of the registration statement and prospectus as amended or supplemented as may reasonably be requested.

         The Grantor may, by written notice to the Grantee, on one occasion suspend a registration statement after effectiveness for up to 30 days (the period of any such suspension being hereinafter referred to as a "Suspension Period"), and require that the Grantee immediately cease sales of shares pursuant to such registration statement, in the event that the Grantor is engaged in any activity or transaction or preparations or negotiations for any activity or transaction that the Grantor desires to keep confidential for business reasons, if the Board of Directors of the Grantor determines in good faith that the public disclosure requirements imposed on the Grantor under the Securities Act in connection with such registration statement would require disclosure of such activity, transaction, preparations or negotiations.

         To the extent the Grantor imposes a Suspension Period as a result of such determination by the Grantor's Board of Directors, the Grantor shall not impose an additional Suspension Period (and, if necessary, the 180-day period referred to above shall be extended), such that the Grantee is entitled to a total of 30 consecutive days without a Suspension Period. The Grantor agrees that no other holder of shares of Common Stock seeking to resell such shares pursuant to a registration statement will be permitted to sell shares of Common Stock pursuant to a registration statement during a Suspension Period. If the Grantor suspends the registration statement or requires the Grantee to cease sales of shares, the Grantor shall, as promptly as practicable following the termination of the circumstance which entitled the Grantor to do so, take such actions as may be necessary to reinstate the effectiveness of such registration statement and/or give written notice to the Grantee authorizing it to resume sales pursuant to such registration statement.

         The Grantor shall bear the cost of the registration, including, but not limited to, all registration and filing fees, printing expenses, and fees and disbursements of counsel and accountants for the Grantor, except that the Grantee shall pay the fees and disbursements of its counsel, the underwriting fees and selling commissions applicable to the shares of Common Stock sold by the Grantee. The Grantor shall indemnify and hold harmless Grantee, its affiliates and its officers and directors from and against any and all losses, claims, damages, liabilities and expenses arising out of or based upon any statements contained in, omissions or alleged omissions from, each registration statement filed pursuant to this paragraph; provided, however, that this provision does not apply to any loss, liability, claim, damage or expense to the extent it

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arises out of (i) any untrue statement or omission made in reliance upon and in conformity with written information furnished to the Grantor by the Grantee, its affiliates and its officers expressly for use in any registration statement (or any amendment thereto) or any preliminary prospectus filed pursuant to this paragraph (ii) any untrue statement or omission contained in a preliminary prospectus that was corrected in a final prospectus that was distributed to the Grantor prior to the written confirmation of the sale and which the Grantor failed to properly distribute. The Grantor shall also indemnify and hold harmless each underwriter and each person who controls any underwriter within the meaning of either the Securities Act or the Securities Exchange Act of 1934 against any and all losses, claims, damages, liabilities and expenses arising out of or based upon any statements contained in, omissions or alleged omissions from, each registration statement filed pursuant to this paragraph; provided, however, that this provision does not apply to any loss, liability, claim, damage or expense to the extent it arises out of any untrue statement or omission made in reliance upon and in conformity with written information furnished to the Grantor by the underwriters and/or the Grantee expressly for use in any registration statement (or any amendment thereto) or any preliminary prospectus filed pursuant to this paragraph.

         8.  PROFIT LIMITATION.

             (a) Notwithstanding any other provision of this Agreement, in no event shall the Grantee's Total Profit (as defined in Section 8(c) below) exceed $2,500,000 and, if it otherwise would exceed such amount, the Grantee, at its sole election, shall either (i) deliver to the Grantor for cancellation Shares previously purchased by Grantee, (ii) pay cash or other consideration to the Grantor, (iii) receive a smaller termination fee under Section 8.03 of the Merger Agreement or (iv) undertake any combination thereof, so that Grantee's Total Profit shall not exceed $2,500,000 after taking into account the foregoing actions.

             (b) Notwithstanding any other provision of this Agreement, this Option may not be exercised for a number of Shares as would, as of the date of the Stock Exercise Notice, result in a Notional Total Profit (as defined in
Section 8(c) below) of more than $2,500,000 and, if exercise of the Option otherwise would exceed such amount, the Grantee, at its discretion, may increase the Purchase Price for that number of Shares set forth in the Stock Exercise Notice so that the Notional Total Profit shall not exceed $2,500,000; provided, that nothing in this sentence shall restrict any exercise of the Option permitted hereby on any subsequent date at the Purchase Price set forth in
Section 1(a) hereof.

             (c) As used herein, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i) the amount of cash received by Grantee

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pursuant to Section 8.03(b) of the Merger Agreement and Section 1(c) hereof, and
(ii) (x) the net cash amounts received by Grantee pursuant to the sale of Shares (or any other securities into which such Shares are converted or exchanged) to any unaffiliated party, less (y) the Grantee's purchase price for such Shares.

            (d) As used herein, the term "Notional Total Profit" with respect to any number of Shares as to which Grantee may propose to exercise this Option shall be the Total Profit determined as of the date of the Stock Exercise Notice assuming that this Option were exercised on such date for such number of Shares and assuming that such Shares, together with all other Shares held by Grantee and its affiliates as of such date, were sold for cash at the closing market price for the Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

         9. EXPENSES. Each party hereto shall pay its own expenses incurred in connection with this Agreement, except as otherwise specifically provided herein.

         10. SPECIFIC PERFORMANCE. The Grantor acknowledges that if the Grantor fails to perform any of its obligations under this Agreement immediate and irreparable harm or injury would be caused to the Grantee for which money damages would not be an adequate remedy. In such event, the Grantor agrees that the Grantee shall have the right, in addition to any other rights it may have, to specific performance of this Agreement. Accordingly, if the Grantee should institute an action or proceeding seeking specific enforcement of the provisions hereof, the Grantor hereby waives the claim or defense that the Grantee has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists. The Grantor further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief.

         11. NOTICE. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered three business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service for next business day delivery, in each case to the intended recipient as set forth below:

If to the Grantor:

Vivid Technologies, Inc.
10 East Commerce Way
Woburn, MA  01801
Attn:  Chief Executive Officer
Telecopy:  (781) 939-3996

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With a copy to:

Brown, Rudnick, Freed & Gesmer
One Financial Center
Boston, MA  02111
Attn:  Lawrence Levy, Esq.
Telecopy:  (617) 856-8201

If to the Grantee:

EG&G, Inc.
45 William Street
Wellesley, MA  02481
Attn:  General Counsel
Telecopy:  (781) 431-4115

With a copy to:

Hale and Dorr LLP
60 State Street
Boston, MA 02109
Attn:    David E. Redlick, Esq.
Telecopy: (617) 526-5000

Any party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but, except as expressly provided in Section 19 hereof, no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

         12. PARTIES IN INTEREST. This Agreement shall inure to the benefit of and be binding upon the parties named herein and their respective successors and assigns; provided, however, that such successors in interest or assigns shall agree to be bound by the provisions of this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any person other than the Grantor or the Grantee, or their successors or assigns, any rights or remedies under or by reason of this Agreement.

         13. ENTIRE AGREEMENT; AMENDMENTS. This Agreement, together with the Merger Agreement and the other documents referred to therein, contains the entire

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agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, oral or written, with respect to such transactions. This Agreement may not be changed, amended or modified orally, but may be changed only by an agreement in writing signed by the party against whom any waiver, change, amendment, modification or discharge may be sought.

         14. ASSIGNMENT. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto, except that the Grantee may assign its rights and obligations hereunder to any of its direct or indirect wholly owned subsidiaries, but no such transfer shall relieve the Grantee of its obligations hereunder if such transferee does not perform such obligations.

         15. HEADINGS. The section headings herein are for convenience only and shall not affect the construction of this Agreement.

         16. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

         17. GOVERNING LAW AND VENUE. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN, AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS TO BE PERFORMED WHOLLY IN SUCH STATE. The parties hereby (a) irrevocably submit to the jurisdiction of the Chancery Court of the State of Delaware and the federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated hereby and thereby and
(b) waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject to such jurisdiction or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and the parties irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such courts. The parties hereby consent to and grant any such court's jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 11, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.


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         18. TERMINATION. The right to exercise the Option granted pursuant to this Agreement shall terminate at the earlier of (a) the Effective Time (as defined in the Merger Agreement), (b) the date on which Grantee realizes a Total Profit of $2,500,000, (c) the date the Merger Agreement is validly terminated
(i) by the Grantor and the Grantee pursuant to Section 8.01(a) thereof, (ii) by either the Grantor or the Grantee pursuant to Section 8.01(b) thereof (provided that the Grantor shall not have failed to fulfill any obligation under the Merger Agreement that was a principal cause or resulted in the failure of the Merger to occur), (iii) by either the Grantor or the Grantee pursuant to Section 8.01(c) thereof if a nonappealable final order, decree or ruling or other nonappealable final action is taken by the Federal Trade Commission or the Antitrust Division of the U.S. Department of Justice pursuant to the Antitrust Laws having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, (iv) by the Grantor pursuant to Section 8.01(f) thereof or by the Grantee pursuant to Section 8.01(f) thereof in the event that the breach giving rise to the Grantee's right to terminate is not a willful breach by the Grantor, (v) by the Grantor pursuant to Section 8.01(g) thereof, (vi) by the Grantor pursuant to Section 8.10(h) thereof or (vii) by the Grantee pursuant to Section 8.01(i) thereof and (d) 181 days after the Merger Termination Date (the date referred to in clause (d) being hereinafter referred to as the "Option Termination Date"); provided, that if the Option cannot be exercised or the Shares cannot be delivered to Grantee upon such exercise because the conditions set forth in Section 2(a) or Section 2(b) hereof have not yet been satisfied, the Option Termination Date shall be extended until thirty days after such impediment to exercise has been removed; and provided, further, that, if at any time the Grantee seeks to exercise the Option by delivery of a Stock Exercise Notice but is unable to do so with respect to all of the Shares subject to the Option at the Purchase Price because of the limitation on profit contained in
Section 8(b) hereof, the Option Termination Date shall be extended for an additional 180 days from the date of such Stock Exercise Notice (but in no event shall the Option Termination Date be more than 360 days after the Merger Termination Date).

         All representations and warranties contained in this Agreement shall survive delivery of and payment for the Shares.

         19. RIGHT OF FIRST REFUSAL. Subject to the provisions of paragraph (e) below, the Grantee shall not sell or otherwise transfer ("transfer") Shares representing more than 5% of the outstanding capital stock of the Grantor in a single privately negotiated transaction (any such transfer being hereinafter returned to a "Private Block Sale"), except by a transfer which meets the following requirements:

             (a) If the Grantee proposes to engage in a Private Block Sale, then the Grantee shall first give written notice thereof (the "Transfer Notice") to the Grantor. The Transfer Notice shall name the proposed transferee and state the number of Shares that

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will be transferred (the "Offered Shares"), the price per share and all other material terms and conditions of the transfer. In addition, if the proposed transferee has set a deadline by which the Grantee must agree to the Private Black Sale (such time, the "Sale Deadline"), the Transfer Notice shall state such deadline.

          (b) For a period of beginning on the delivery of the Transfer Notice and ending 48 hours following delivery of the Transfer Notice (the "Notice Response Period"), the Grantor shall have the option to purchase all (but not less than all) of the Offered Shares at the price and upon the terms set forth in the Transfer Notice. In the event the Grantor elects to purchase all of the Offered Shares, it shall give irrevocable written notice of its election to the Grantee within the Notice Response Period and the settlement of the sale of such Offered Shares shall be made as provided below in paragraph (c).

          (c) If the Grantor elects to acquire all of the Offered Shares, the Grantor shall so notify the Grantee and settlement shall be made at the principal office of the Grantor by wire transfer of immediately available funds within two business days after the termination of the Notice Response Period.

          (d) If the Grantor does not elect to acquire all of the Offered Shares or does not give timely notice during the Response Period, the Grantee may, within the 90- day period following the expiration of the Notice Response Period, transfer the Offered Shares to the proposed transferee or any other purchaser, provided that the sale shall not be on terms and conditions more favorable to the purchaser than those contained in the Transfer Notice. Upon completion of such a transfer, the transferred shares shall thereafter be released from all restrictions under this Section.

          (e) The following transactions shall be exempt from the provisions (including without limitation the notice provisions) of this Section:

                   (1) The Grantee's bona fide pledge or mortgage of its shares with a commercial lending institution;

                   (2) The Grantee's transfer of any or all of its shares pursuant to and in accordance with the terms of any merger, consolidation, reclassification of shares or capital reorganization of the Grantee, or pursuant to a sale of substantially all of the stock or assets of the Grantee;

                   (3) The Grantee's transfer of any or all of its shares to its stockholders on a pro rata basis;

                   (4) Any transfer pursuant to an effective registration statement filed by the Grantor with the Securities and Exchange Commission or Rule 144 effected on the Nasdaq National Market or another securities exchange or otherwise in an open market transaction; and

                   (5) Any single transfer involving 5% or less of the outstanding capital stock of the Grantor.

           (f) The foregoing right of first refusal shall terminate upon either of the following dates, whichever shall first occur:

                   (1) On the expiration of the Repurchase Option;

                   (2) Upon the sale of all or substantially all of the shares or business of the Grantor, by merger, consolidation, sale of assets or otherwise; or

                   (3) On the date on which Grantee holds Shares representing 5% less of the outstanding capital stock of the Grantor.

           (g) Notwithstanding the provisions of Section 11, the Transfer Notice and all notices, requests, demands, claims and other communications under this
Section 19 shall be deemed duly delivered only upon personal delivery or upon receipt of confirmation by telecopy with a copy sent via reputable nationwide overnight courier service for next day delivery, in each case to the intended recipient at the address set forth in Section 11.

       20. OPTION TO REPURCHASE SHARES.

           (a) In the event (i) the Grantee has exercised all or any portion of the Option in accordance with the terms of this Agreement and acquired any Shares and (ii) the Grantor has not entered into a proposal, plan or agreement with respect to an Alternative Transaction on or before the first anniversary of the Merger Termination Date, then during the Repurchase Option Exercise Period (as defined below), the Grantor shall have the right and option (the "Repurchase Option") to purchase from the Grantee all Shares then held by the Grantee at the Repurchase Option Price (as defined below). The Repurchase Option Exercise Period shall mean the 30-day period beginning on the first business day following the first anniversary of the Merger Termination Date. The Repurchase Option Price shall mean the greater of (i) $6.25 (subject to adjustment by reason of any stock split, reverse split, reclassification, stock dividend, reorganization, recapitalization or other similar change effecting the

Common Stock occurring on or after the date hereof) and (ii) the average of the Daily Per Share Prices (as defined below) of the Common Stock for the 20 consecutive trading days ending on the third trading day prior to the date that the Grantor delivers written notice of exercise of the Repurchase Option pursuant to paragraph (b) below. The "Daily Per Share Price" for any trading day means the weighted average of the per share selling prices of the Common Stock on the Nasdaq National Market for that day.

             (b) The Grantor may exercise the Repurchase Option by delivering or mailing to the Grantee during the Repurchase Option Exercise Period, a written notice of exercise of the Repurchase Option. If the Repurchase Option is not so exercised, by the giving of such a notice within the Repurchase Option Exercise Period, the Repurchase Option shall automatically expire and terminate effective upon the expiration of the Repurchase Option Exercise Period.

             (c) On the tenth day following delivery to the Grantee of the Grantor's notice of the exercise of the Repurchase Option pursuant to paragraph
(b) above (or if such tenth day is not a business day, then on the next business day thereafter) (i) the Grantee shall tender to the Grantor at its principal offices the certificate or certificates representing the Shares then held by the Grantee, duly endorsed in blank or with duly endorsed stock powers attached thereto, all in form suitable for the transfer of such Shares to the Grantor and
(ii) the Grantor shall simultaneously with its receipt of such certificates, pay to the Grantee the aggregate Repurchase Option Price for such Shares by wire transfer of immediately available funds.

             (d) Notwithstanding any provision in this Section 20, except as provided in Section 19 above, the Grantee shall be under no obligation to refrain from selling, transferring or otherwise disposing of any Shares at any time.

         21. SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         22. PUBLIC ANNOUNCEMENT. The Grantee will consult with the Grantor and the Grantor will consult with the Grantee before issuing any press release with respect to the initial announcement of this Agreement, the Option or the transactions contemplated hereby and neither party shall issue any such press release prior to such consultation except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange or by the National Association of Securities Dealers, Inc.

         23. WAIVER OF JURY TRIAL. EACH OF GRANTOR AND GRANTEE HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF GRANTOR OR GRANTEE IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.


         IN WITNESS WHEREOF, the Grantee and the Grantor have caused this Agreement to be duly executed and delivered on the day and year first above written.

                                          EG&G, Inc.


                                          By:  /s/ Angelo Castellana
                                             --------------------------------

                                          Title:   Senior Vice President
                                                 ----------------------------

                                          Vivid Technologies, Inc.


                                          By:  /s/ S. David Ellenbogen
                                             --------------------------------

                                          Title:   Chief Executive Officer
                                                 ----------------------------